Exhibit 99.1

Cyteir Therapeutics Reports First Quarter 2022 Financial Results and Operational Highlights

- Safety and efficacy data expected for second half 2022 for CYT-0851 monotherapy and combination studies

- CYT-0851 mechanism of action identified as inhibition of monocarboxylate transporter (MCT)

activity; new findings potentially expand future opportunities into new tumor types

- Ended quarter with approximately $177.4 million in cash with projected cash runway into 2024 to support planned R&D and clinical studies

LEXINGTON, MA— May 5, 2022 — Cyteir Therapeutics, Inc. (“Cyteir”) (Nasdaq: CYT), a company focused on the discovery and development of next-generation synthetically lethal therapies for cancer, today reported financial results for the first quarter ended March 31, 2022 and provided an update on recent operational highlights.

“In the first quarter, we began enrollment in the Phase 2 expansion cohorts with CYT-0851 monotherapy and continued enrolling in the Phase 1 combination study. Our R&D Day in April highlighted the exceptional work of our discovery research team that has provided us with a greater understanding of the mechanism of action for CYT-0851, potentially expanding the opportunity of the drug into new tumor types,” said Markus Renschler, MD, President and Chief Executive Officer of Cyteir. “I am proud of the entire Cyteir team and look forward to delivering on key data reporting milestones in the second half of the year.”

First Quarter 2022 Accomplishments

Advanced CYT-0851 Clinical Program

•
Progress continues to advance CYT-0851 in monotherapy and combination clinical studies. Enrollment is ongoing in six disease-specific Phase 2 expansion cohorts with monotherapy in hematologic malignancies and solid tumors. Completion of stage 1 of this study is expected before the end of 2022. Enrollment is also ongoing in a Phase 1 combination study of CYT-0851 with three standard-of-care regimens: (1) rituximab plus bendamustine; (2) gemcitabine; and (3) capecitabine, in both hematologic malignancies and solid tumors. Initial safety data from this combination study is expected before the end of 2022.
•
A poster with updated data from the Phase 1 dose-escalation portion of the first-in-human Phase 1/2 trial of CYT-0851 will be presented at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting on June 5, 2022.

Continued to Advance Our Synthetically Lethal Preclinical Pipeline

•
Cyteir continues to advance two previously reported discovery projects focused on identifying inhibitors of DNA damage repair. The first of these undisclosed targets (Target 2) plays a key role in Non-Homologous End Joining (NHEJ) and the second (Target 3) in Microhomology-Mediated End Joining (MMEJ) DNA repair pathways. Both undisclosed target projects are currently in lead generation, and we anticipate reaching the drug candidate nomination stage in 2023.

•
Cyteir expects to complete IND-enabling studies for CYT-1853 in the first half of 2022, and if the data supports an overall risk-benefit improvement and differentiation from CYT-0851, Cyteir plans to file an IND application with the FDA before the end of 2022.

CYT-0851 Mechanism of Action Due to Inhibition of Monocarboxylate Transporters, Essential Proteins in Cancer Metabolism

•
Based on molecular, bioinformatic, and biochemical characterization research that has been done at Cyteir to elucidate the mechanism of action of CYT-0851, management believes that the observed effects of CYT-0851 on the viability of cancer cells are due to inhibition of monocarboxylate transporter (MCT) activity and the subsequent disruption of lactate transport. Monocarboxylate transporters are essential proteins in cancer metabolism making MCTs an attractive target for cancer therapy. Based on the newly identified mechanism of action, the patient selection biomarker discovery strategy has been modified while all aspects of the trial design remain appropriate and unchanged. This new understanding of the mechanism of action of CYT-0851 could potentially accelerate development of a biomarker and allow for expansion into additional opportunities in other tumor types. The initial results from the work on our biomarker were presented in a virtual R&D Day in April.

First Quarter 2022 Financial Results

Cash and cash equivalents: Cash and cash equivalents as of March 31, 2022 were $177.4 million, which are expected to fund planned operations into 2024.

Research and development (R&D) expenses: R&D expenses were $10.1 million for the first quarter of 2022 versus $5.6 million for the same period in 2021. The year-over-year increase in R&D spending in the comparative periods was due primarily to increased research activity, clinical trial expenses, and headcount, including the ongoing of Phase 1 and Phase 2 studies for CYT-0851.

General and administrative (G&A) expenses: G&A expenses were $4.0 million for the first quarter of 2022 compared to $1.7 million for the same period in 2021. The year-over-year increase in G&A expenses in the comparative periods was primarily due to employee-related costs, as well as other administrative expenses associated with company growth and operating as a public company.

Net loss: Net loss was $14.1 million, or $0.40 per share, in the first quarter of 2022 compared to $7.3 million, or $3.40 per share, for the same period in 2021.

About Cyteir Therapeutics, Inc.

Cyteir is a clinical-stage oncology company that is focused on the discovery and development of next-generation synthetically lethal therapies to treat cancer. At Cyteir, we employ an integrated target discovery approach that incorporates a critical evaluation of the target biology with internal and external information from a variety of genetic and chemical synthetic lethality screens to fuel our drug discovery and development pipeline. Cyteir’s wholly owned lead compound, CYT-0851, is a potent and selective oral investigational drug currently in a Phase 1/2 clinical trial for hematologic and solid tumors. Follow Cyteir on social media: LinkedIn and Twitter.

Forward-Looking Statements

This press release contains “forward-looking statements” about Cyteir’s strategy, future plans, and prospects, including statements regarding the development of Cyteir’s compounds and potential expansion opportunities, regulatory strategy, and path for Cyteir’s compounds, the expected timing and reporting of results of our preclinical and clinical studies, and our expected cash runway. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to: that Cyteir’s clinical trials may fail to demonstrate adequately the safety and efficacy of any of its drug candidates; that preclinical testing of Cyteir’s compounds may not be predictive of the results or success of clinical trials; that the preclinical and clinical development of Cyteir’s compounds may be delayed or otherwise take longer and/or cost more than planned; that Cyteir may be unable to initiate, enroll or complete clinical development of its compounds; that the continuing global outbreak of COVID-19 (including any resurgences or variants) may result in development or manufacturing delays, supply shortages, or shortages of qualified healthcare personnel; that synthetic lethality, as an emerging class of precision medicine targets, could result in negative perceptions of the efficacy, safety or tolerability of this class of targets, which could adversely affect our ability to conduct our business, advance our drug candidates or obtain regulatory approvals; and that Cyteir’s compounds may not receive regulatory approvals or become commercially successful products. These and other risks and uncertainties are identified under the heading “Risk Factors” in Cyteir’s most recent Annual Report on Form 10-K and other filings Cyteir has made and may make with the Securities and Exchange Commission ("SEC") in the future, available on the SEC's website at www.sec.gov.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

INVESTOR CONTACT:

Lisa Hayes

Vice President, Investor Relations and Corporate Communications

908-868-8926

Lisa.Hayes@cyteir.com

MEDIA CONTACT:

Michele Parisi

925-429-1850

mparisi@forwardhealthinc.com

CYTEIR THERAPEUTICS, INC

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$10,088	$5,613
General and administrative	4,043	1,724
Total operating expenses	14,131	7,337
Loss from operations	(14,131)	(7,337)
Other income:
Other income	29	25
Total other income	29	25
Net loss	$(14,102)	$(7,312)
Net loss per share—basic and diluted	$(0.40)	$(3.40)
Weighted-average common stock outstanding—basic and diluted	35,241,251	2,152,613

Research and development expenses for the first quarter-ended March 31, 2022 include stock-based compensation expense of $0.4 million compared to $0.2 million in the corresponding period of 2021. General and administrative expenses for the first quarter-ended March 31, 2022 include stock-based compensation expense of $0.8 million compared to $0.3 million in the corresponding periods of 2021.

CYTEIR THERAPEUTICS, INC

CONDENSED BALANCE SHEETS

(Unaudited, in thousands, except share and per share amounts)

	2022	2021
Assets
Current assets:
Cash and cash equivalents	$177,383	$189,723
Prepaid expenses and other current assets	3,602	3,354
Total current assets	$180,985	$193,077
Property and equipment, net	2,098	2,055
Other assets	2,875	256
Total assets	$185,958	$195,388
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,509	$1,785
Accrued expenses and other current liabilities	5,645	5,726
Total current liabilities	$9,154	$7,511
Deferred rent, net of current portion	-	384
Other long term liabilities	2,301	201
Total liabilities	$11,455	$8,096
Commitments and contingencies (Note 10)
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value: 40,000,000 shares authorized as of March 31, 2022 and December 31, 2021; no shares issued and outstanding as of March 31, 2022 and December 31, 2021	-	-
Common stock, $0.001 par value: 280,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 35,409,028 and 35,389,453 shares issued as of March 31, 2022 and December 31, 2021, respectively; 35,272,014 and 35,219,834 shares outstanding as of March 31, 2022 and December 31, 2021, respectively	35	35
Additional paid-in capital	280,623	279,310
Accumulated deficit	(106,155)	(92,053)
Total stockholders’ equity (deficit)	174,503	187,292
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$185,958	$195,388